UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 13, 2012

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2012, Jerry Yang notified Cisco Systems, Inc. (“Cisco”) and its Board of Directors (the “Board”) of his decision to retire from the Board to more fully pursue new personal and business interests and not to stand for re-election at the 2012 Annual Meeting of Shareholders. Mr. Yang will continue to serve as a director until Cisco’s 2012 Annual Meeting of Shareholders to be held on November 15, 2012.

Following Mr. Yang’s notification to Cisco, the Board, upon recommendation by the Nomination and Governance Committee of the Board, has nominated each of the other current directors for election, and each has decided to stand for re-election at the 2012 Annual Meeting of Shareholders. The Board has reduced the size of the Board to thirteen members effective with Mr. Yang’s retirement at the 2012 Annual Meeting of Shareholders.

Item 8.01. Other Events.

On September 13, 2012, Blair Christie, Senior Vice President and Chief Marketing Officer of Cisco, adopted a pre-arranged stock trading plan (i) to exercise up to 153,500 Cisco stock options originally granted in 2004 and 2005 and set to expire between March 2013 and September 2014, and to sell the acquired shares of Cisco stock, and (ii) to sell up to 60,745 shares of Cisco stock acquired from prior vesting of restricted stock units. The plan is scheduled to terminate in August 2013.

The transactions under the plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and Cisco’s policies regarding stock transactions.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information at the time the plan is adopted to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: September 19, 2012	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Assistant Secretary